UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 31, 2010

ABITIBIBOWATER INC.

(Exact name of Registrant as Specified in Charter)

Delaware	001-33776	98-0526415
(State or other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

AbitibiBowater Inc. 1155 Metcalfe Street, Suite 800 Montreal, Quebec, Canada	H3B 5H2
(Address of principal executive offices)	(Zip Code)

(514) 875-2160

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 3.02 UNREGISTERED SALES OF EQUITY SECURITIES.

On December 31, 2010, AbitibiBowater Inc. (the “Company”) issued 17,010,728 shares of unregistered common stock to Donohue Corp., a wholly-owned subsidiary of the Company, as part of an internal tax restructuring contemplated by the plans of reorganization related to the Company’s and its affiliates creditor protection proceedings under chapter 11 of the U.S. Bankruptcy Code and the Companies’ Creditors Arrangement Act (Canada), from which the Company recently emerged, and disclosed in the related disclosure and plan supplement documents. The shares will be treated as non-outstanding in the Company’s consolidated balance sheet and will be eliminated in the consolidated financial statements and reflected as treasury shares. The shares will not be listed on the New York Stock Exchange or the Toronto Stock Exchange. Accordingly, the issuance has no dilutive effect on the Company’s other shareholders, and the shares will be excluded from earnings per share calculations.

The shares were issued to Donohue Corp. in exchange for all the outstanding shares of common stock of Donohue Corp.’s wholly-owned subsidiaries Abitibi Consolidated Sales Corporation and Abitibi-Consolidated Corp., each of which also is an indirect wholly-owned subsidiary of the Company. The shares are voting stock but, in accordance with applicable Delaware corporate law, they will not be entitled to vote on matters brought before the Company’s shareholders nor be counted for quorum purposes. If ever entitled to vote, e.g., on account of a change in applicable law, Donohue Corp. has agreed with the Company that the shares will be voted in proportion to the votes of non-affiliated shareholders on all matters.

The issuance of the shares to Donohue Corp. was made without registration under the Securities Act of 1933, as amended, in reliance on the exemption from registration provided under Section 4(2) thereof.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

ABITIBIBOWATER INC.

By:	/S/ JACQUES P. VACHON
Name:	Jacques P. Vachon
Title:	Senior Vice President, Corporate Affairs and
Chief Legal Officer

Dated: January 6, 2011